$7,000,000

			SUBORDINATED LOAN AGREEMENT
			Dated as of March 11, 1994



			__________________



		  O'BRIEN (NEWARK) COGENERATION, INC.
			a Delaware corporation
				(Borrower)


				  and

		 STEWART & STEVENSON SERVICES, INC.,
			a Texas corporation
				(Lender)



			__________________

     THIS SUBORDINATED LOAN AGREEMENT dated as of March 11, 1994, by and between O'BRIEN (NEWARK) COGENERATION, INC., a Delaware corporation, as Borrower and STEWART & STEVENSON SERVICES, INC. a
Texas corporation, as Lender.

     In consideration of the agreements herein and in the other
Loan Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

                     ARTICLE 1 - DEFINITIONS

     1.1. Definitions.

     Except as otherwise expressly provided, capitalized terms used in this Agreement and its Exhibits shall have the meanings given in Exhibit A.

     1.2. Rules of Interpretation.

     Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A shall apply to this Agreement and the other Loan Documents.

                  ARTICLE 2 - THE LOAN FACILITY

     2.1. Loan Facility.

          (a)  Availability.

               (i) Availability. Subject to the terms and conditions set forth in this Agreement, Lender agrees to advance to Borrower (A) on the Closing Date a loan (the "Tranche A Loan") in the aggregate principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) and (B) on the Tranche B Funding Date a loan (the "Tranche B Loan") in the aggregate principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Total Loan Commitment"). The Tranche A Loan and the Tranche B Loan are sometimes referred to herein as the "Loans."

               (ii) Loan Interest. Borrowers shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until the maturity thereof at a rate per annum equal to the Prime Rate plus four percent (4%), such rate to change from time to time as the Prime Rate shall change; provided that such rate shall not exceed fourteen percent (14%) and shall not be less than ten percent (10%) at any time, regardless of any changes in the Prime Rate.

               (iii)          Loan Payments.

                         (A)  Borrower shall repay to Lender on
each Repayment Date (i) the aggregate unpaid principal amount of each Loan, in installments payable on such Repayment Date, (x) in accordance with the repayment schedule set forth on Exhibit C-1 (the "Amortization Schedule"), and (y) on and after the Tranche B Funding Date, in accordance with the repayment schedule set forth on Exhibit C-2 (the "Alternate Amortization Schedule"); and (ii) all accrued interest on the unpaid principal amount of each Loan. On the Maturity Date any remaining unpaid principal, interest, fees and costs shall be due and payable.

               (iv) Note. The obligation of Borrower to repay each Loan made by Lender and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit B (the "Note") payable to the order of Lender and in the principal amount of such Loan. Borrower authorizes Lender to record on the schedule annexed to the Note the date and amount of each Loan and agrees that all such notations shall constitute prima

<PAGE 2>

facie evidence of the matters noted. Borrower further authorizes Lender to attach to and make a part of the Note continuations of the schedule attached thereto as necessary. No failure to make any such notations shall affect the validity of the Borrower's obligations to repay the full unpaid principal amount of the Loan or the duties of Borrower hereunder or thereunder.

               (v) Reborrowing. Any amounts that have been repaid or prepaid under this Agreement may not thereafter be reborrowed or readvanced to Borrower.

          (b)  Prepayments.

               (i) Terms of all Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.1(b)(ii) or a mandatory prepayment required by the terms of this Agreement or the other Loan Documents, including, without limitation, a prepayment upon acceleration), Borrower shall pay to Lender all accrued interest, fees and costs to the date of such prepayment on the amount prepaid. All prepayments of the Loan shall reduce the remaining payments of principal of the Loan in inverse order of maturity.

                (ii)          Optional Prepayments.  Subject to
Section 2.l(b)(i), Borrower may, at its option, upon four (4)
Banking Days' notice to Lender, prepay all outstanding Loans in whole or in part.

               (iii) Mandatory Prepayment Upon Refinance of Senior Loans. Upon any Newark Term Loan Refinancing, Borrower shall prepay all Loans then outstanding, to the extent that net proceeds are available to Borrower to do so, and provided that all such available net proceeds shall be applied first toward repayment of the Loans outstanding hereunder.

          (c)  Interest Account and Interest Computations.
Borrower authorizes Lender to record in an account or accounts maintained by Lender on its books (the "Interest Account") (i) the date and amount of each principal and interest payment on the Loan and (ii) such other information as Lender may determine is necessary for the computation of interest payable by Borrower hereunder. Borrower agrees that all computations by Lender of interest shall be conclusive in the absence of manifest error. All computations of interest on the Loan shall be based on a year of 365 or 366 days and the actual days elapsed.

          (d) Repayment of Bridge Loan. If the Tranche B Loan is borrowed by Borrower, One Million Dollars ($1,000,000) of such
Tranche B Loan shall be simultaneously paid to Lender in satisfaction (or partial satisfaction) of the balance of the Bridge Loan then outstanding.

     2.2. Other Payment Terms.

          (a) Place and Manner. Borrower shall make all payments due to Lender to Stewart & Stevenson Services, Inc., c/o Texas Commerce Bank, Houston, Texas, Account No. 00101616119 in lawful money of the United States and in immediately available funds not later than 1:00 p.m.

          (b) Date. Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

          (c) Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Loan Document (including, without limitation, principal or interest payable on any Loan, and any fees or other amounts otherwise payable to Lender) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate.


<PAGE 3>

          (d) Net of Taxes, Etc. All payments under this Agreement and the other Loan Documents shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction or withholding for or on account of any present or future taxes, levies, imposts, deductions, duties or other charges or withholdings of whatever nature (other than any income, franchise or similar tax imposed upon the gross or net income of Lender by the jurisdiction in which Lender is located) imposed by any Governmental Authority (collectively the "Taxes"), shall not be less than the amount otherwise specified to be paid under this Agreement and the other Loan Documents. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Documents, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2(d)), Lender receives an amount equal to the sum Lender would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Borrower shall indemnify Lender against liability for all Taxes due on amounts payable under this Agreement or the other Loan Documents as and when due and shall promptly (and in any event not later than thirty (30) days after payment thereof) furnish to Lender such certificates, receipts and other documents as may be required (in the judgment of Lender) to establish the payment of such Taxes and any tax credit to which Lender may be entitled. Borrower agrees to pay any present or future stamp, recording or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the other Loan Documents or from the execution or delivery or otherwise with respect to, this Agreement or the other Loan Documents. The obligations of Borrower under this
Section 2.2(d) shall survive the termination of this Agreement and the repayment of the Obligations.

          (e) Application of Payment. Payments made under this Agreement or the other Loan Documents shall first be applied to any fees, costs, charges or expenses payable to Lender hereunder or under the other Loan Documents, next to any accrued but unpaid interest, and then to outstanding principal.

     2.3. Security.

          (a) Security Agreements, etc. The Obligations shall be secured by, and Borrower shall deliver or cause to be delivered to Lender, the following:

               (i) A Security Agreement in the form of Exhibit D, duly executed by Borrower (the "Newark Security Agreement");

               (ii) If the Tranche B Loan is made, a Distribution
Agreement in the form of Exhibit E-1, duly executed by O'Brien and Parlin (the "Distribution Agreement");

               (iii) If the Tranche B Loan is made. a Lock Box Agreement in the form of Exhibit E-2, duly executed by O'Brien, Parlin and the Escrow Agent (the "Lock Box Agreement"); and

               (iv) Such other documents, instruments and agreements as Lender may request to grant to a perfected security interest in, and pledge of, the Collateral.

          (b) Further Assurances. Borrower shall deliver to Lender each of the foregoing and such other instruments, agreements, certificates, opinions and documents (including, without limitation, Uniform Commercial Code financing statements) as Lender may request to perfect and maintain the security interest and pledge granted to Lender by the foregoing prior to the Liens or other interests of any Person other than Permitted Liens and the security interests of, and pledge to, Lender. Borrower shall fully cooperate with Lender and perform all additional acts reasonably requested by Lender to effect the purposes of the foregoing.

<PAGE 4>

                ARTICLE 3 - CONDITIONS PRECEDENT

     3.1. Conditions Precedent to the Closing Date.

     The obligation of Lender to make the Tranche A Loan is subject to the prior satisfaction of each of the following conditions
(unless waived in writing by Lender):

          (a) Delivery to Lender of a copy of one or more resolutions of Borrower, certified by the appropriate officials of Borrower as being in full force and effect on the Closing Date, authorizing the Loans herein provided for and the execution, delivery and performance of this Agreement and the other Loan Documents and any instruments or agreements required hereunder or thereunder to which Borrower is a party;

          (b) Delivery to Lender of a certificate from Borrower, satisfactory in form and substance to Lender, signed by the appropriate authorized official of Borrower and dated as of the Closing Date, as to the incumbency of the Person or Persons authorized to execute and deliver this Agreement and the other Loan Documents and any instruments or agreements required hereunder or thereunder to which Borrower is a party;

          (c) Delivery to Lender of copies of the Certificate of Incorporation of Borrower, certified by the Delaware Secretary of State, and of copies of the Bylaws of Borrower and any agreement filed in accordance with applicable state law, certified by an appropriate officer of Borrower;

          (d) Delivery to Lender of a certificate issued by the Delaware Secretary of State as to the good standing of Borrower and the tax status of Borrower;

          (e) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of corporate proceedings and copies of any approval by any Governmental Authority required in connection with any transaction herein contemplated, which Lender may reasonably have requested in connection herewith, such documents where appropriate to be certified by proper corporate, partnership or Governmental Authorities;

          (f) Delivery to Lender of true and correct copies of each Newark Operative Document and any supplements or amendments thereto, all of which shall be in form and substance satisfactory to Lender, shall have been duly authorized, executed and delivered by the parties thereto, and shall be certified by an authorized official of Borrower as of the Closing Date as being true, complete and correct and in full force and effect, and delivery to Lender of evidence satisfactory to Lender that each Newark Operative Document is in full force and effect and that no party to any Newark Operative Document is or, but for the passage of time or giving of notice or both will be, in breach of any material obligation thereunder which is reasonably expected to have a material adverse effect on the Newark Project, that all appropriate financing statements were filed and/or recorded as required hereunder or by law, and that this Agreement has been delivered;

          (g)  Delivery to Lender of an opinion of Sills Cummis
Zuckerman Radin Tischman Epstein & Gross, special counsel for
Borrower, in substantially the form of Exhibit F-1:

          (h) Insurance complying with Section 5.15 hereof shall be in full force and effect and Lender shall have received (i) a certificate from Borrower's insurance broker(s), dated as of the Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Section 5.15 hereof, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer);

<PAGE 5>

          (i) No change shall have occurred since the date of this Agreement in any law or regulation or interpretation thereof that would subject Lender to any material unreimbursed Tax;

          (j) No action, proceeding or investigation shall have been instituted or threatened. nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority that, as a result of the construction, ownership, leasing or operation of the Newark Project, the sale of electricity or steam therefrom or the entering into of any Newark Operative Document or any transaction contemplated hereby or thereby, would cause or deem Lender, Borrower or any Affiliate of any of them to be subject to, or not exempted from, regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities;

          (k) All taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 3.1 shall have been paid in full;

          (l) Lender shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Borrower, in the form of Exhibit G-1 hereto;

          (m) Lender shall have received the most recent annual financial statement (audited if available) and most recent quarterly financial statements (if available) from Borrower;

          (n) Borrower shall have furnished Lender a budget (the "Operating Budget") for the budgeted income and all expense items for the Newark Project through the twelve months following the Closing Date, together with all budget projections and financial models for the term of the Loans;

          (o) Borrower and Lender (and/or certain of Lender's Affiliates) shall have executed and delivered the Newark O&M Contract and the Parlin O&M Contract; each shall be in full force and effect, and no default shall have occurred under any of them; and the Newark Senior Lender shall have approved in writing the Newark O&M Contract;

          (p) In the reasonable judgment of Lender, there shall not have occurred any material adverse change in the economics or feasibility of operating the Newark Project, in the financial condition, business or property of Borrower which will have a material and adverse effect on the ability of any of Borrower to meet its obligations with respect to the Newark Project in the manner contemplated by and consistent with the Loan Documents and the Newark Project Documents;

          (q) Lender shall have received a UCC-3 (or similar) report of a date not less recent than one (1) week before the Closing Date for each of the jurisdictions in which the UCC-1 financing statements are intended to be filed in respect of the Collateral, showing that upon due filing or recordation (assuming such filing or recordation occurred on such date), the security interests created under such Collateral Documents will be prior to all other financing statements, fixture filings, deeds of trust, mortgages or other security documents in respect of the Collateral other than those relating to the Newark Senior Lien;

          (r) The Newark Project shall be a Qualifying Facility, eligible for all the benefits of 18 C.F.R. Sections 301-309, 18 C.F.R. Sections
292.601 and 18 C.F.R. Section 292.602; and

          (s) The Consent and Subordination Agreement shall have been executed and delivered by the parties thereto in form and substance satisfactory to Lender.

<PAGE 6>

     3.2. Conditions Precedent to Tranche B Loan.

     The obligation of Lender to make the Tranche B Loan is subject to the prior satisfaction of each of the following conditions
(unless waived by Lender):

          (a) No more than sixty (60) days shall have passed since the Closing Date;

          (b) Redelivery of and/or evidence satisfactory to Lender in its sole discretion that the conditions set forth in Section 3.1 with respect to the Newark Project are satisfied as of the Tranche B Funding Date;

          (c) The Parlin Senior Lender shall have approved in writing the Parlin O&M Contract in the form executed by Parlin and Stewart & Stevenson, the Parlin O&M Contract shall be in full force and effect, and no default shall have occurred thereunder;

          (d) Delivery to Lender of a copy of one or more resolutions of Parlin, certified by the appropriate officials of Parlin as being in full force and effect on the Tranche B Funding Date, authorizing the Loans herein provided for and the execution, delivery and performance of the Parlin Closing Certificate, the Lock Box Agreement and the Distribution Agreement and any instruments or agreements required hereunder or thereunder to which Borrower is a party;

          (e) Delivery to Lender of a certificate from Parlin, satisfactory in form and substance to Lender, signed by the appropriate authorized official of Parlin and dated as of the Closing Date, as to the incumbency of the Person or Persons authorized to execute and deliver any instruments or agreements required hereunder to which Parlin is a party;

          (f) Delivery to Lender of copies of the Certificate of Incorporation of Parlin, certified by the Delaware Secretary of State, and of copies of the Bylaws of Parlin and any agreements filed in accordance with applicable state law, certified by an appropriate officer of Parlin;

          (g) Delivery to Lender of a certificate issued by the Delaware Secretary of State as to the good standing of Parlin and the tax status of Parlin;

          (h) Delivery to Lender of true and correct copies of each Parlin Operative Document and any supplements or amendments thereto, all of which shall be in form and substance satisfactory to Lender, shall have been duly authorized, executed and delivered by the parties thereto, and shall be certified by an authorized official of Parlin as of the Tranche B Funding Date as being true, complete and correct and in full force and effect, and delivery to Lender of evidence satisfactory to Lender that each Parlin Operative Document and each Newark Operative Document is in full force and effect and that no party to any Parlin Operative Document or Newark Operative Document is or, but for the passage of time or giving of notice or both will be, in breach of any material obligation thereunder which is reasonably expected to have a material adverse effect on the Parlin Project or the Newark Project, respectively, that all appropriate financing statements were filed and/or recorded as required hereunder or by law, and that this Agreement has been delivered;

          (i)  Delivery to Lender of an opinion of:  Sills Cummis
Zuckerman Radin Tischman Epstein & Gross, special counsel for
Parlin, in substantially the form of Exhibit F-2;

          (j) Lender shall have received (i) a certificate from Parlin's insurance broker(s), dated as of the Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in the Parlin Senior Loan Documents describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and

<PAGE 7>

(ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer);

          (k) No action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority that, as a result of the construction, ownership, leasing or operation of the Parlin Project, the sale of electricity or steam therefrom or the entering into of any Parlin Operative Document or any transaction contemplated hereby or thereby, would cause or deem Lender, Borrower or any Affiliate of any of them to be subject to, or not exempted from, regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities;

          (l) Lender shall have received a certificate, dated as of the Tranche B Funding Date, signed by an authorized officer of Parlin, in the form of Exhibit G-2 hereto.

          (m) Lender shall have received the most recent annual financial statements (audited if available) and most recent quarterly financial statement (if available) from Parlin:

          (n)  Parlin shall have furnished Lender an Operating
Budget for the Parlin Project through the twelve months following the Closing Date, together with all budget projections and financial models for the term of the Loans;

          (o) The Parlin Project shall be a Qualifying Facility, eligible for all the benefits 18 C.F.R. Sections 301-309, 18 C.F.R.
292.601 and 18 C.F.R. 292.602; and

          (p) In the reasonable opinion of Lender, there shall have been no material adverse change in (i) the financial condition, business, properties. prospects or operations of any Newark Major Project Participant or Parlin Major Project Participant or which will have a material adverse affect on the ability of such Party to meet its obligations with respect to the Newark Project or Parlin Project, as applicable. in the manner contemplated by and consistent with the Newark Operative Documents and the Parlin Operative Documents.

     3.3. Conditions Precedent to Each Loan. The obligation of
Lender to effect or permit any Loan is subject to the further conditions that, on the date such Loan is to occur, the following shall be true and correct:

          (a)  Each representation and warranty set forth in
Article 4 is true and correct as if made on such date;

          (b) No Event of Default or Inchoate Default has occurred and is continuing or will result from such Loan; and

          (c)  Each Loan Document remains in full force and effect.

           ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to and in favor of Lender as of the Closing Date. All of these representations and warranties shall survive the Closing Date and the making of the Loans:

     4.1. Organization. Borrower is a Delaware corporation and is duly organized, validly existing and in good standing under the laws of Delaware and Borrower has the full power and authority to carry on it's business as now conducted, to own or hold under lease its properties and to enter into and perform its obligations under each Newark Operative Document to which it is or is to be a party.

<PAGE 8>

     4.2. Authorization: No Conflict. Borrower has duly authorized, executed and delivered each Newark Operative Document to which Borrower is a party (or such Newark Operative Documents have been duly and validly assigned to Borrower and Borrower has assumed the obligations thereunder), and neither Borrower's execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (i) does or will contravene the Articles of Incorporation of Borrower or any other Legal Requirement applicable to or binding on Borrower or any of it's properties. (ii) does or will contravene or result in any breach of or constitute any default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of it's property under, any agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected or (iii) does or will require the consent or approval of any Person which has not already been obtained.

     4.3. Enforceability. Each Newark Operative Document to which Borrower is a party is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with in terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights. None of the Newark Operative Documents to which Borrower is a party have been amended or modified except in accordance with this Agreement.

     4.4. ERISA. There is no ERISA Plan with respect to Borrower or any member of the Controlled Group, and neither Borrower nor any member of the Controlled Group has maintained, contributed to or been obligated to contribute to any ERISA Plan at any time within the preceding five (5) years.

     4.5. Taxes. Borrower has filed all federal, state and local tax returns that it is required to file, has paid all taxes it is required to pay to the extent due (other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes) and, to the extent such taxes are not due, has established reserves the are adequate for the payment thereof and are required by GAAP.

     4.6. Business, Debt, Contracts. Etc. Borrower has not conducted any business other than the business contemplated by the Newark Operative Document, it has no outstanding Debt or other material liabilities other than in connection with the Newark Project, and it is not a party to or bound by any material contract other than the Newark Operative Documents to which it is a party.

     4.7. Investment Company, Holding Company and Power Acts. Neither Borrower nor any Affiliate is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, and Borrower is either not subject to or is exempt from regulation under PUHCA or the FPA.

     4.8. Governmental Regulation. Neither Borrower nor Lender, nor any Affiliate of either of them will, solely as a result of the Loans, be subject to, or not exempt from, regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities.

     4.9. Financial Statements. The financial statements of Borrower (certified by an authorized official of Borrower), a copy of which will be delivered to Lender on the Closing Date, are true, complete and correct and fairly present the financial condition of Borrower as of the date thereof. The financial statements have been prepared in accordance with GAAP. Borrower has not nor will have any material liabilities, direct or contingent, except as will be disclosed in such financial statements or except in connection with the development of the Newark Project.

     4.10. Regulation U, Etc. Borrower is not engaged principally, or as one of its principal activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulations G, T, U or X of the Federal Reserve Board), and no part of the proceeds of the Loan will be used by Borrower to purchase or carry any such margin stock or to

<PAGE 9>

extend credit to others for the purpose of purchasing or carrying any such margin stock.

     4.11. Partnerships and Joint Ventures. Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture.

     4.12. Newark Project Documents. Borrower makes, as of the time made, each of the representations and warranties combined in the Newark Project Documents or any Newark Additional Project Document to which Borrower is or will be a party to and for the benefit of Lender as if the same were set forth at length herein. All Newark Project Documents and Newark Applicable Permits have been entered into by or duly and validly assigned to the Newark Project or Borrower free and clear of all Liens except Permitted Liens, and all necessary Persons have duly consented to such assignment. All Newark Operative Documents are in full force and effect in the form delivered to Lender.

     4.13. Existing Defaults. Borrower is not in default under any material term of any Newark Project Document or any agreement relating to any obligation of Borrower for or with respect to borrowed money, and to the best of Borrower's knowledge, no other party to any Newark Project Document is in default thereunder, in each case which default would have a material adverse effect on the Newark Project or on Borrower's ability to perform it's obligations under the Newark Operative Documents.

     4.14. Senior Loan Default. No default or event of default (however such terms are defined) or occurrence, circumstance or event, or any combination thereof which, with the lapse of time and/or the giving of notice, would constitute a default or event of default, has occurred or is existing under the Newark Senior Loan Agreement.

     4.15. Possession of Franchises, Licenses, Etc. Borrower possesses all franchises, certificates, licenses, Permits, and other authorizations from any necessary or advisable Governmental Authority, free from unduly burdensome restrictions, that are necessary for the ownership, maintenance and operation of the Newark Project, and Borrower is not in violation thereof in any material respect. To the best of Borrower's knowledge, each of the Newark Major Project Participant possesses all licenses, Permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto necessary to perform its duties under the Newark Operative Documents to which it is a party, and such party is not in violation of any right of others with respect to any of the foregoing.

     4.16.     Offices, Location of Collateral.

          (a) The chief executive office or principal place of business (as such term is used in Division 9 of the Uniform Commercial Code as in effect in the State of New York from time to time) of Borrower is located at 225 South Eighth Street, Philadelphia, Pennsylvania, 19106.

          (b) All of the Collateral will be deemed to be located at the offices of Borrower set forth in Section 4.16(a).

     4.17. Adverse Change. There are no facts or conditions which materially adversely affect or in the future will (so far as Borrower can now reasonably foresee) have a materially adverse effect in the economics or feasibility of operating the Newark Project, or in the financial condition, business or property of any Newark Major Project Participant, which will have a material and adverse effect on the ability of any Newark Major Project Participant to meet its obligations with respect to the Newark Project in the manner contemplated by and consistent with the Loan Documents and the Newark Project Documents.

     4.18.     Hazardous Substance.  Except as disclosed on
Exhibit H:

<PAGE 10>

     In connection with the construction, power generation and transmission, waste disposal, and other operations and processes relating to the Newark Project, no release, emission, or discharge into the environment of petroleum or petroleum products, hazardous wastes, hazardous substances, hazardous materials, toxic wastes, air pollutants, toxic substances, toxic pollutants, hazardous chemical substance or mixture, imminently hazardous chemical substance or mixture, radioactive "by product material," "source material," or "special nuclear material" (hereinafter collectively, "Hazardous Substance"), as those terms are used in the Comprehensive Environmental Response, Compensation, and Liability
Act of 1980, 42 U.S.C. Section 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Solid Waste Disposal
Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq. (all of the foregoing laws and regulations being the "Hazardous Substances
Laws"), has occurred, is presently occurring, or is scheduled to occur other than federally permitted releases or those equal to or less than reportable quantities, or other than releases, emissions or discharges that do not or would not exceed applicable standards or limitations under any other applicable federal, state or local laws or regulations. No Hazardous Substances are located on the Newark Project in violation of, and the Newark Project, and Borrower's use thereof are not in violation of, any environmental or occupational safety and health laws, or other applicable law or Legal Requirement now in effect, the effect of which violation, in any single case or in the aggregate, would materially adversely affect the Newark Project or Borrower's use thereof, or which, in any single case or in the aggregate, would impose a material liability on or jeopardize the interest of Borrower in the Newark
Project or the interest of Lender, or adversely affect the ability of Borrower to meet the obligations under the operative Documents.
Borrower has no knowledge of any past or existing violations of any such laws, ordinances or regulations issued by any governmental authority.

     4.19. Litigation. Except as set forth on Exhibit I hereto, there are no pending or, to the best of Borrower's knowledge, threatened actions or proceedings of any kind, including without limitation actions or proceedings of or before any Governmental Authority, to which Borrower or the Newark Project is a party or is subject, or by which any of them or any of their properties or the Newark Project are bound that, if adversely determined to or against Borrower or the Newark Project would have a materially adverse effect on the Newark Project, Borrower's financial condition, business or operation, Borrower's ability to carry on it's business, or to perform it's obligations under any Loan Document, nor, to the best of Borrower's knowledge, is there any basis for any such action or proceeding.

     4.20. Permits. There are no Permits under existing law as the Newark Project is currently operated that are Newark Applicable Permits other than the Permits described in Exhibit J. Each Newark Applicable Permit is in full force and effect and is not subject to any appeals or further proceedings or to any unsatisfied condition that may allow material modification or revocation.

     4.21.     Title and Liens.  On and after the Closing Date,
Borrower will have good, marketable, insurable and indefeasible title to the Newark Project free and clear of all Liens, encumbrances or other exceptions to title other than Permitted
Lien.

     4.22. Utilities. All utility services necessary for the operation of the Newark Project for its intended purposes are available at the Newark Site.

     4.23. Qualifying Facility. The Newark Project qualifies as a Qualifying Facility.

     4.24. Labor Disputes and Acts of God. Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not governed by insurance), materially and adversely affecting the business or properties or the operation of Borrower or materially and adversely affecting the ability of any Newark Major Project Participant to perform its obligations under any Newark Operative Document to which it is a party.

<PAGE 11>

     4.25. Disclosure. To the best of Borrower's knowledge, there is no fact known to Borrower which Borrower has not disclosed to Lender which materially adversely affects or, so far as Borrower can now reasonably foresee, will materially adversely affect the properties, business or financial or other condition of Borrower, or the ability of Borrower to perform it's obligations hereunder and under the other Newark Operative Documents.

     4.26. Collateral. The security interests granted to Lender pursuant to the Collateral Documents in the Collateral (a) constitute as to personal property included in the Collateral and, with respect to subsequently acquired personal property included in the Collateral, will constitute, a perfected security interest under the UCC and (b) are, and, with respect to such subsequently acquired property, will be, as to Collateral perfected under the UCC, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of lien, pledge, security interests, encumbrance, assignment or otherwise. Except to the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been made to establish and perfect Lender's rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action. The Collateral Documents relating to the Collateral and the financing statements relating thereto have been duly filed or recorded in each office and in each jurisdiction where required in order to create and perfect the first lien and security interest described above.

     4.27. Trademarks. Borrower owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, which are necessary for the operation of its business as presently conducted. Nothing has come to the attention of Borrower to the effect that (i) any material product, process, method, substance, part or other material presently contemplated to be sold by or employed by Borrower in connection with its business will infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person, (ii) there is pending or threatened any claim or litigation against or affecting Borrower contesting its right to sell or use any such product, process, method, substance, part or other material or (iii) there is, or there is pending or proposed, any patent, invention, device, application or principle or any statute, law, rule, regulation, standard or code which would prevent or inhibit or substantially reduce the projected revenues of, or otherwise materially adversely affect the business, condition or operations of, Borrower.

              ARTICLE 5 - COVENANTS OF THE BORROWER

     Borrower covenants and agrees that so long as this Agreement is in effect, it will, unless Lender waives compliance in writing:

     5.1. Application of Revenues: Use of Proceeds.

          (a) Cause an amount payable under Section 7.01(b)(xiii) of the Newark Senior Loan Agreement equal to the scheduled principal and interest then due and payable to Lender on such Repayment Date to be deposited directly into the account of Lender at Texas Commerce Bank. Houston, Texas, Account No. 00101616119. Any amounts paid directly to Borrower in violation of this Section 5.1(a) shall be immediately paid by Borrower to Lender, and shall be held in trust by Borrower for the benefit of Lender until paid over to Lender; and

          (b) Upon and following the occurrence and continuation of any Event of Default. cause any and all distributions payable under Section 7.01(b)(xv) of the Newark Senior Loan Agreement ("Distributions") to be deposited directly into the account of Lender at Texas Commerce Bank, Houston, Texas, Account No. 00101616119. Any amounts paid directly to Borrower in violation of this Section 5.1(c) shall be immediately paid by Borrower to Lender, and shall be held in trust by Borrower for the benefit of Lender until paid over to Lender.

          (c) Apply $150.000 of the Tranche A Loan to the reserve account for heat rate and availability improvements pursuant to the provisions of the Parlin O&M Agreement.

<PAGE 12>

          (d) Permit the simultaneous application by Lender of $1,000,000 of the Tranche B Loan, if drawn by Borrower, to prepayment of the Bridge Loan in accordance with Section 2.1(d).

     5.2. Payment.  Pay all sums due under the Newark Senior Loan
Documents, this Agreement and the other Loan Documents according to the terms hereof and thereof.

     5.3. Notices. Promptly, upon acquiring notice or giving notice, as the case may be, give written notice to Lender of:

          (a) Any litigation pending or, to the knowledge of Borrower, threatened against Borrower involving claims against Borrower or the Project in excess of $50,000 in the aggregate or involving any injunctive or declaratory relief, such notice to include copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;

          (b) Any dispute or disputes which may exist between Borrower and any Governmental Authority and which involve (i) claims against Borrower which individually exceed $25,000 or in the aggregate exceed $50,000, (ii) injunctive or declaratory relief,
(iii) revocation or modification or the like of any Newark Applicable Permit or (iv) any Liens for taxes due but not paid;

          (c)  Any Event of Default or Inchoate Default;

          (d) Any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of Borrower, its employees, agents, contractors, consultants or representatives, or of any other Person if such casualty, damage or loss affects Borrower or the Project, in excess of $50,000 for any one casualty or loss, or an aggregate of $100,000;

          (e) Any cancellation or material change in the terms, coverages or amounts of any insurance described in Section 5.15;

          (f) Any matter which has resulted or is likely, in light of other circumstances affecting such Person, to result in a material adverse change in any Newark Major Project Participant's financial condition or operations;

          (g) Initiation of any condemnation proceedings involving the Project or any portion thereof;

          (h) Any contractual obligations incurred by Borrower exceeding $250,000 per year in the aggregate for the Newark Project, not including any obligations incurred pursuant to the Newark Operative Documents or any obligation contemplated in the then applicable annual Operating Budget;

          (i) Any act by Borrower to become a surety, guarantor, endorser or accommodation endorser for a third party other than endorsement of negotiable instruments for collection purposes;

          (j) Any termination or material event of default or notice thereof under any Newark Project Document; and

          (k) Any default or event of default (however such terms are defined) under the Newark Senior Loan Documents.

     5.4. Financial Statements, Report, Etc. Deliver to Lender or cause to be delivered to Lender in form and detail reasonably satisfactory to Lender such financial or other or statements, lists of property and accounts, budgets, forecasts or reports relating to

<PAGE 13>

the Newark Project, Borrower or O'Brien, as Lender may reasonably request.

     5.5. Cooperation. Perform, on request of Lender, such reasonable acts as may be necessary or advisable to carry out the intent of this Agreement and the other Loan Documents.

     5.6. Existence, Conduct of Business, Properties, Etc. Except as otherwise expressly permitted under this Agreement, (a) maintain and preserve its existence as a Delaware corporation and all material rights, privileges and franchises necessary or desirable in the normal conduct of its business, (b) perform all of its material contractual obligations under the Newark Operative Documents and all other agreements and contracts by which it is bound, maintain all necessary Permits and licenses, including all Newark Applicable Permits, with respect to its business and the Newark Project, and (c) engage only in the business contemplated by the Newark Operative Documents.

     5.7. Obligations. Pay all obligations, howsoever arising, as and when due and payable, including taxes and tax claims, except
(a) such as may be contested in good faith or as to which a bona fide dispute may exist, provided that Lender is satisfied in its reasonable discretion that nonpayment of such obligation pending the resolution of such contest or dispute will not in any way endanger or materially adversely affect the Newark Project or that provision is made to the satisfaction of Lender in its sole discretion for the posting of security (other than the Collateral) for or the bonding of such obligations or the prompt payment thereof in the event that such obligation is payable and (b) Borrower's trade payables which shall be paid in the ordinary course of business.

     5.8. Damage and Cancellation Payments. Except as otherwise expressly permitted under the Newark Senior Loan Agreement, apply the proceeds of any surety, performance or similar bonds and any liquidated or other damages paid in respect of damage payments or performance payments by Persons involved in the operation of the Newark Project, to prepay the Senior Loan.

     5.9. Books, Records, Access Thereto. Maintain adequate books, accounts and records with respect to Borrower and the Newark Project and prepare all financial statements required hereunder in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction thereof, and permit employees or agents of Lender at any reasonable times and upon reasonable prior notice to inspect all of Borrower's properties, including the Newark Project, and to examine or audit all of Borrower's books, accounts and records and make copies and memoranda thereof.

     5.10. Qualifying Facility. Take or cause to be taken all necessary or appropriate actions (a) so that the Newark Project will be a Qualifying Facility at all times hereafter until all amounts due Lender under this Agreement have been paid in full, and
(b) to maintain Borrower's and the Newark Project's exemptions from regulation under the FPA and PUHCA.

     5.11.     Preservation of Rights, Further Assurances, Etc.

          (a) Preserve, protect and defend the rights of Borrower under each and every Newark Project Document, including prosecution of suit to enforce any right of Borrower thereunder and enforcement of any claims with respect thereto;

          (b) From time to time, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any financing statement, continuation statement, certificate of title or estoppel certificate relating to any Loan) stating the interest and charges then due and any known defaults and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the right, liens and priorities of Lender with respect to all Collateral and other security from time to time furnished under this Agreement or intended to be so furnished, in each case in such form and at such times as shall be satisfactory

<PAGE 14>

to Lender, and pay all fees and expenses (including attorneys' fees) incident to compliance with this Section 5.11(b).

     5.12. Taxes. Other Government Charges and Utility Charges. Pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessment and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to Borrower or the Newark Project, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Newark Project. and all assessment and charges lawfully made by any Governmental Authority for public improvements that may be secured by a lien on the Newark Project.

     5.13. Compliance with Laws, Instruments, Etc. At its expense, promptly (a) comply, or cause compliance, in all material respects, with all laws, rules, regulations and Legal Requirements. including without limitation laws, rules, regulations and Legal Requirements, relating to pollution control, environmental protection, equal employment opportunity employee benefit plans, ERISA Plans and employee safety, with respect to the operation and maintenance of the Newark Project, and (b) procure, maintain and comply, or cause to be procured. maintained and complied with, in all material respects, all Permits required for any use of the Newark Project or any part thereof, then being trade or contemplated by the Newark Operative Documents, except that Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such law, rule or regulation provided that (i) neither Lender nor Borrower would be subject to any criminal liability for failure to comply therewith and (ii) all proceedings to enforce such law, rule or regulation against Lender, Borrower, or the Newark Project or any part of any of them, shall have been duly and effectively stayed during the entire pendency of such contest.

     5.14. Compliance with Terms of Newark Operative Documents, Etc. Observe and perform all of its obligations under this Agreement, the other Loan Documents and each and every one of the other Newark Operative Documents to which it is a party.

     5.15.     Maintenance of Insurance.

          (a) Borrower shall, without cost to Lender, maintain or cause to be maintained on its behalf in effect at all times that Borrower has any outstanding Obligations owing to Lender insurance that satisfies the requirement set forth in the Newark Senior Loan Agreement, as in effect as of the date hereof and without giving effect to any waiver of any such requirement by the Senior Lender. Lender shall be named as an additional loss payee or an additional insured under such policies after the Newark Senior Lender is paid in full all obligations owed to Newark Senior Lender under the Newark Senior Loan Documents.

          (b) Upon request by Lender, Borrower shall furnish to Lender a certificate signed by a duly authorized representative of Borrower, showing the insurance then maintained by or on behalf of Borrower pursuant to the Newark Senior Loan Agreement and stating that such insurance complies in all material aspects with the terms thereof, together with evidence of payment of the premiums thereon. In the event that at any time such insurance shall be reduced or cease to be maintained. then (without limiting the rights of Lender hereunder in respect of the Event of Default which arises as a result of such failure) Lender may at its option maintain any of the insurance required hereby and, in such event, Borrower shall reimburse Lender upon demand for the cost thereof together with interest thereon at a rate per annum equal to the Default Rate, but in no event shall the rate of interest exceed the maximum rate permitted by law.

     5.16.     Warranty of Title.  Borrower has and will maintain
(a) good, marketable and insurable tide to the Newark Project subject only to Permitted Liens, and (b) good, marketable, insurable and indefeasible title to all of its other respective properties and assets (other than properties and assets disposed of in the ordinary course of business) to the extent that failure to do so would materially adversely affect the Newark Project or

<PAGE 15>

Borrower's ability to carry on in business or perform its obligations under the Loan Documents and/or the Newark Senior Loan Documents.

     5.17. Event of Eminent Domain. If an Event of Eminent Domain shall be threatened or occur with respect to any Collateral, Borrower (a) shall promptly upon discovery or receipt of notice of any such threat or occurrence provide written notice of either to Lender, (b) shall diligently pursue all its right to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, (c) shall not, without the written consent of Lender, which consent shall not be unreasonably withheld, compromise or settle any claim against such Governmental Authority
(d) shall hold all amounts and proceeds (including instruments) received in respect of any Event of Eminent Domain ("Eminent Domain Proceeds") in trust for the benefit or the Operative Lender. segregated from other funds of Borrower, for application in accordance with Section 7.3 and (e) shall forthwith pay over to Operative Lender all such amounts and proceeds in the same form as received (with any necessary endorsement) to be held and applied in accordance with the provisions of Sections 7.2 and 7.3. Borrower consents to the participation of Lender in any eminent domain proceedings, and Borrower shall from time to time deliver to Operative Lender all instruments requested by it to permit such participation.

     5.18.     Indemnification.

          (a) Borrower shall indemnify, defend and hold harmless Lender and its respective officers, directors, shareholders, controlling persons, employees, agents and servants (collectively, the "Indemnitees") from and against and reimburse the Indemnitees for:

               (i) any and all claims, obligations, liabilities, losses, damages, penalties, stamp or other similar taxes, actions, suits, judgments, costs and expenses (including attorneys' fees) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against any such Indemnitee in any way relating to, or arising out of or in connection with this Agreement, the other Newark Operative Documents, or the Newark Project, except for claims against any such Indemnitee based on the gross negligence or willful misconduct of any such Indemnitee;

               (ii) any and all losses, claims, liabilities, damages, injuries (to person, property, or natural resources), costs, expenses, actions or causes of action, arising in connection with the release or presence of any Hazardous Substance at the Newark Project, whether foreseeable or unforeseeable, including, without limitation, all costs of removal and disposal of such Hazardous Substances, all reasonable costs required to be incurred in (i) determining whether the Newark Project is in compliance and
(ii) causing the Newark Project to be in compliance with all applicable Legal Requirements, all reasonable costs associated with claims for damages to persons or property, and reasonable attorneys' and consultants' fees and court costs; and

               (iii)     any and all claims, obligations,
liabilities. losses, damages, penalties, actions, suits, costs and expenses (including attorneys' fees) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against any Indemnitee in any way relating to, or arising out of or in connection with the disputes, circumstances and events described in Exhibit I and any claims, suits, liabilities against Borrower or any of its Affiliates.

          (b) The provisions of this Section 5. 18 shall survive foreclosure of the Collateral Documents and satisfaction or discharge of Borrower's obligations hereunder, and shall be in addition to any other rights and remedies of Lender.

          (c) In case any action, suit or proceeding shall be brought against any Indemnitee. such Indemnitee shall notify
Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel acceptable to such Indemnitee, to participate in, and, to the extent that Borrower

<PAGE 16>

desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by the Borrower. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defenses of any such action, suit or proceedings if and to the extent that, in the opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability on such Indemnitee or a conflict of interest between such Indemnitee and Borrower or between such Indemnitee and other Indemnitee, and in such event (other than with respect to disputes between such Indemnitee and other Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense.

          (d) Borrower shall report to such Indemnitee on the status of such action, suit or proceeding as developments shall occur and at least within sixty (60) days of the previous report. Borrower shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, suit or proceeding, and each material document which Borrower possesses relating to such action, suit or proceeding.

          (e) Notwithstanding Borrower's rights hereunder to control certain actions, suits or proceedings, any Indemnitee against whom any claim is made shall be entitled to compromise or settle any such claim if such Indemnitee determines in its reasonable discretion that failure to compromise or settle such claim is reasonably likely to have a material adverse effect on such Indemnitee, the Newark Project or such Indemnitees interest in the Newark Project. Any such compromise or settlement shall be binding upon Borrower for purposes of this Section 5.18.

          (f) Upon payment of any claim by Borrower pursuant to this Section 5.18 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims. Payment thereof by any Indemnitee or the payment by such Indemnitee of any judgment or claim successfully perfected against such Indemnitee shall constitute a Prime Rate Loan and shall be payable upon demand of such Indemnitee.

          (g)  Any amounts payable by Borrower pursuant to this
Section 5.18 shall be regularly payable within thirty (30) days after Borrower receives an invoice for such amounts from any applicable Indemnitee.

     5.19. ERISA. Either (i) Borrower will not establish, maintain, contribute to or become obligated to contribute to any ERISA Plan, or suffer or permit any member of the Controlled Group to do so, or (ii) if any ERISA Plan is so established, maintained or contributed to or so becomes the obligee of contributions,
(1) Borrower and each member of the Controlled Group shall have at all times fulfilled their obligations under the minimum funding standards of ERISA and the Code for each such ERISA Plan, shall at all times be in compliance in all material respects with applicable provisions of ERISA and the Code and shall not incur any liability to the PBGC or any ERISA Plan under Title IV of ERISA, and (2) within thirty (30) days after (A) the occurrence of any reportable event (as defined in section 4043(b) of ERISA) with respect to any ERISA Plan, (B) the complete or partial withdrawal by Borrower or any member of the Controlled Group from any Multiemployer Plan or
(C) any Multiemployer Plan enters reorganization status or becomes insolvent, Borrower shall report such occurrence to Lender and furnish such information as Lender may reasonably request with respect thereto.

                 ARTICLE 6 - NEGATIVE COVENANTS

     Borrower covenants and agrees that so long as this Agreement is in effect, it will not.
without the written consent of Lender:

     6.1. Continent Liabilities. Except as provided in this Agreement, become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person; provided, however, that this Section 6.1 shall not be deemed to prohibit:


<PAGE 17>

          (a) The acquisition of goods, supplies or merchandise in the normal course of business or normal trade credit; or

          (b) The endorsement of negotiable instruments received in the normal course of its business.

     6.2. Limitations on Liens. Create, assume or suffer to exist any Lien, securing a charge or obligation on the Newark Project or on any of the Collateral, whether now owned or hereafter acquired, except Permitted Liens.

     6.3. Indebtedness. Incur, create, assume or permit to exist any Debt except (a) the Senior Obligations (b) the Loans,
(c) additional indebtedness in an aggregate principal amount not exceeding $7,000,000, of which (i) an aggregate principal amount of $6,500,000 may be incurred solely to satisfy final judgments for the payment of money rendered in connection with the fire at the Newark Project which occurred on December 25, 1992 and (ii) an aggregate principal amount of $500,000 may be incurred without restriction, and (d) any obligations in connection with the Newark Project (which obligations are not otherwise contrary to any of the terms and conditions of the Loan Documents) which may be construed to be Debt hereunder.

     6.4. Sale or Lease of Assets. Sell, lease, assign, transfer or otherwise dispose of assets, whether now owned or hereafter acquired, (i) except in the ordinary course of its business as permitted by the Newark Senior Loan Agreement and as contemplated by the Newark Operative Documents and (ii) except for obsolete, worn out or replaced property not used or useful in its business; and in each case at fair market value.

     6.5. Changes. Change the nature of its business or expand its business beyond the business contemplated in the Newark Senior Loan Agreement and the Newark Operative Documents.

     6.6. Distributions. Directly or indirectly, make or declare any distribution (in cash, property or obligation) on, or other payment on account of, any interest in Borrower, unless pursuant to
Section 7.1 hereof.

     6.7. Investments. Make or permit to remain outstanding any advances or loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures or other securities of any Person, except as permitted under the Newark Senior Loan Agreement.

     6.8. Transactions with Affiliates. Directly or indirectly, enter into any transaction or series of transactions with or for the benefit of an Affiliate unless such transaction is on substantially the same terms as are available in an arms-length transaction in the commercial marketplace.

     6.9. Regulations. Directly or indirectly apply any part of the proceeds of the Loan or any Project Revenues to the purchasing or carrying of any margin stock within the meaning of Regulation G, T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

     6.10. Partnerships. Become a general or limited partner in any partnership or a joint venturer in any joint venture.

     6.11. Dissolution. Liquidate or dissolve, or sell or lease or otherwise transfer or dispose of all or any substantial part of its property, assets or business, or combine, merge or consolidate with or into any other entity.

     6.12. Amendments. Cause, consent to or permit any material amendment, modification, variance or waiver of timely compliance with any terms or conditions of any Newark Project Document or cancel or terminate any Newark Operative Document (except upon expiration of the stated term thereof) to which Borrower is a party other than termination or modification of any of the O&M Agreements in accordance with the terms thereof.

<PAGE 18>

     6.13. Compliance with Newark Operative Documents. Do or permit (to the extent within its control) to be done in, upon or about the Newark Project or any part thereof, anything that is likely to result in the material diminution or impairment of the operation, efficiency, capacity, utility, output, reliability, performance, utility, availability or value thereof; do or permit (to the extent within its control) to be done any act under the Newark Operative Documents, or omit or refrain from any act under the Newark Operative Documents, where such act done or permitted to be done, or such omission of or refraining from action, would materially adversely affect the Newark Project or the interests of Lender under any of the Loan Documents.

     6.14. Name and Location; Fiscal Year. Change its name or the location of its principal place of business without notice to Lender at least ninety (90) days prior to such change or change its fiscal year.

     6.15. Use of Newark Project. Use, or permit to be used, the Newark Project for any purpose other than for the operation and maintenance of the Newark Project as contemplated by or otherwise permitted by the Newark Operative Documents without the prior written approval of Lender, such approval not to be unreasonably withheld.

     6.16. Assignment. Assign its rights hereunder or under any of the Newark Operative Documents to any Person, or create and deliver any ownership interest in Borrower to any Person other than those existing on the Closing Date if such assignment shall reduce the amounts available for payment to Lender pursuant to Section 7.01(b)(xiii) of the Newark Senior Loan Agreement as in effect on the Closing Date.

     6.17. Transfer of Interests. Cause, make, suffer, permit or consent to any sale, assignment or transfer of any ownership interest or other interest in Borrower if such sale shall reduce the amounts available for payment to Lender pursuant to Section 7.01(b)(xiii) of the Newark Senior Loan Agreement as in effect on the Closing Date. As used herein, the transfer of an ownership interest in Borrower shall include direct and indirect transfers, including without limitation sale of stock or ownership interests in the Borrower or other Person who has an ownership interest in Borrower.

     6.18. Abandonment of Newark Project. Voluntarily abandon the operation of the Newark Project.

     6.19. Hazardous Substance. Release, emit or discharge into the environment any Hazardous Substances in excess of permitted levels or reportable quantifies or in violation of other permitted concentrations standards or limitations under any Hazardous Substance Laws, Legal Requirements or Newark Applicable
Permits in connection with the Newark Project.

     6.20.     ERISA.    Establish, maintain, contribute to or
become obligated to contribute to any ERISA Pian or suffer or permit any member of the Controlled Group to do so.

     6.21.     Modification of Newark Senior Loan Agreement.
Modify the express levels of distribution set forth in Section 7.01(b) of the Newark Senior Loan Agreement so as to reduce amounts available for payment to Lender pursuant to Section 7.01(b)(xiii) or Section 7.01(b)(xv) thereunder, except in accordance with the terms of the Consent and Subordination Agreement.

                ARTICLE 7 - APPLICATION OF FUNDS

     7.1. Application of Project Revenues.

          (a) All amounts available for payment of Subordinated Loans (as such term is defined in the Newark Senior Loan Agreement) pursuant to Section 7.01(b)(xiii) of the Newark Senior Loan Agreement shall be applied (i) toward the scheduled principal and interest then due and payable to Lender on such Repayment Date, and
(ii) after payment in full of the scheduled principal and interest then due and payable to Lender, as otherwise set forth in such
Section 7.01(b).

<PAGE 19>

          (b) Upon and following the occurrence and continuation of any Event of Default, all Distributions under Section
7.01(b)(xv) of the Newark Senior Loan Agreement deposited in
Lender's account pursuant to Section 5.1(b) hereof shall be applied
(i) toward payment in full of all outstanding Obligations of Borrower to Lender, and, (ii) after payment in full of all Obligations of Borrower to Lender, to Borrower.

     7.2. Application of Insurance Proceeds.

          (a) Each of the parties hereto agree that all amounts and proceeds (including instruments) in respect of the proceeds of any insurance policy required to be maintained by Borrower hereunder ("Insurance Proceeds") shall, except as otherwise provided in clause (b) below, be paid by the respective insurers directly to Operative Lender and if paid to Borrower, such Insurance Proceeds shall be received only in trust for Operative Lender, shall be segregated from other funds of Borrower, and shall be forthwith paid over to Operative Lender in the same form as received (with any necessary endorsement). Each of the parties hereto agrees, to the fullest extent that it effectively may do so under applicable law, and subject to subsection (b) of this Section
7.2 that Operative Lender shall apply all such insurance Proceeds to the repayment of the Senior Obligations in accordance with the Newark Senior Loan Documents and, if applicable, the Loans and shall remit any excess Insurance Proceeds after payment of such amounts to Borrower.

          (b) If an Event Of Default or Inchoate Default shall have occurred and be continuing, then any provisions of the foregoing Section 7.2(a) to the contrary notwithstanding, the Insurance Proceeds may be applied by Operative Lender to curing such Event of Default or Inchoate Default. Any Insurance Proceeds remaining thereafter shall be applied as provided in Section 7.2(a).

     7.3. Application of Eminent Domain Proceeds. All Eminent Domain Proceeds shall be paid by the condemning authority directly to Operative Lender, and, if paid to Borrower, such Eminent Domain Proceeds shall be received only in trust for Operative Lender, shall be segregated from other funds of Borrower and shall forthwith be paid over to Operative Lender in the same form as received (with any necessary endorsement). To the extent any Eminent Domain Proceeds remain after all obligations owing from Borrower to Senior Lender and Lender have been satisfied, such Eminent Domain Proceeds shall be released to Borrower.

             ARTICLE 8 - EVENTS OF DEFAULT: REMEDIES

     A.   Events of Default.

     The occurrence of any of the following events shall constitute an event of default ("Even of Default") hereunder:

     8.1. Failure to Make Payment. Borrower shall fail to pay within 15 days of the due date, in accordance with the terms of this Agreement, (a) any principal on any Loan on the date that such sum is due, (b) any interest on any Loan on the date that such sum is due, or (c) any other fee, cost, charge or other sum due under this Agreement on the date that such sum is due.

     8.2. Warranties Untrue. Any representation or warranty of Borrower herein, in any Loan Document or in any agreement, instrument or certificate executed pursuant hereto in connection with any transaction contemplated hereby shall be false or misleading in any material respect when made and shall remain material at the time in question, and as a result thereof, there is a material and adverse effect on Borrower's ability to meet its obligations under the Loan Documents as determined by Lender in its sole discretion; provided that no Event of Default shall occur if within ten (10) days of the date on which Borrower receives notice (from any source) that such representation or warranty is false or misleading, Borrower causes such representation or warranty to be true and correct.

<PAGE 20>

     8.3. Judgments. A final judgment or judgments shall be entered against Borrower or, after the Tranche B Funding Date, Parlin in the aggregate amount of $1,000,000 or more which remain unstayed or unsatisfied for 30 days after entry, and which will materially impair or inhibit Borrower's use of the Newark Project or Parlin's use of the Parlin Project, as applicable, for the purpose for which such Project was intended.

     8.4. Misstatements; Omissions. Any financial statement, representation, warranty or certificate made or prepared by, under the control of or on behalf of Borrower and furnished to lender pursuant to this Agreement, or in any separate document to be delivered to Lender hereunder or under any other Loan Document, shall contain an untrue or misleading statement of a material fact or shall fail to state a material fact necessary to make the statements therein not misleading as of the date made and as a result thereof, there is a material and adverse effect on Borrower's ability to meet its obligations under the Loan Documents as determined by Lender in its sole discretion, provided that no Event of Default shall occur pursuant hereto, if within ten (10) days of the date on which Borrower receives notice (from any source) that such untrue or misleading statement or failure to state a material fact has occurred, Borrower shall eliminate or otherwise addresses to the satisfaction of Lender any such material and adverse effects relating to such misleading statement or failure to state a material fact.

     8.5. Bankruptcy; Insolvency. Borrower shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law (or any successor statute), or shall consent to the institution of an involuntary case thereunder against it; or Borrower shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or Borrower shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or Borrower shall make an assignment for the benefit of creditors; or Borrower shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking the liquidation or reorganization of Borrower under the Bankruptcy Law (or any successor statute) or any similar proceeding shall be commenced against Borrower under any other applicable federal or state law or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of Borrower or of all or a part of Borrower's property, shall have been entered; or any other similar relief shall be granted against Borrower under any applicable federal or state law, any of which shall remain unstayed and in effect for a period of 60 consecutive days.

     8.6. Cross Default. Borrower shall default (i) in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under all such agreements exceeds $50,000 in the aggregate and such default has a material adverse effect on Borrower's ability to make timely repayment of the Loans, or (ii) in the payment of any amount due under any guarantee of any agreement or obligation of the type described in the foregoing clause, if in either case, pursuant to such default, the holder of the obligation concerned exercises its right to accelerate the maturity of the indebtedness evidenced thereby.

     8.7. ERISA. If Borrower or any member of the Controlled Group should maintain or become obligated to contribute to an ERISA Plan and (a) a reportable event (as defined in Section 4043(b) of ERISA) shall have occurred with respect to any ERISA plan; or (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; or (c) the PBGC shall institute proceedings to terminate any ERISA Plan; or (d) a complete or partial withdrawal by Borrower or any member of the Controlled Group from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganization status or shall become insolvent; provided that any of the events described in this
Section 8.7 shall involve (X) one or more ERISA Plans that are single-employer plans (as defined in Section 4001(a)(15) of ERISA) and under which the aggregate amount of vested unfunded liabilities (including vested unfunded liabilities which arise or might arise as the result of the termination of such ERISA Plan or Plans), and/or (Y) one or more Multiemployer Plans to which the aggregate liabilities of Borrower or the members of the Controlled Group, shall exceed One Hundred Thousand Dollars ($100,000).

<PAGE 21>

     8.8. Breach of Newark Project Documents.

     Borrower or any other party thereto shall breach or default under any material term, condition, provision, representation or warranty contained in any Newark Project Document or other Agreement (other than the Loan Documents) to which Borrower is a party and Lender shall have reasonably determined that the effect of such breach or default will have a material adverse effect on Borrower's ability to perform its obligations under the Loan Documents or Lender's interests in Distributions from the Newark Project or the Collateral and such breach or default shall continue unremedied for thirty (30) days after notification from Lender to Borrower; provided, however, that if the breach or default cannot be remedied within such thirty (3) days despite Borrower's and/or such other party's, as the case may be, best efforts to do so, Lender will not unreasonably withhold its consent to an extension of such time for such additional periods as is reasonably necessary to cure such breach of default if remedial action is promptly instituted within such 30-day period and is thereafter diligently pursued until the breach or default is corrected; and provided further that Borrower shall not be in violation of this Section 8.8 if Borrower shall be contesting in good faith any alleged breach by Borrower of any Newark Project Document.

     8.9. Breach of Terms of Agreement.

     (a) Borrower shall (i) fail to perform or observe any of the covenants set forth in Sections 5.1, 5.2 or 5.6, or Sections 6.1 through 6.21 or Sections 7.1, 7.2 or 7.3 or, after the Tranche B Funding date, Parlin shall fail to perform or observe any of the covenants set forth in the Parlin Distribution Agreement and, in each case, such failure has a material, adverse effect on Borrower's ability to make timely repayment of the Loans, and such failure to perform or observe such covenants remains in effect for 30 days; or

     (b) Borrower or, after the Tranche B Funding date, parlin shall fail to perform or observe any other covenant to be observed or performed by it hereunder or under any Loan Document and not otherwise specifically provided for therein or in Section 8.9(a), and such failure shall continue unremedied for a period of thirty
(30) days after Borrower or Parlin, if applicable, becomes aware thereof or receives written notice thereof from Lender, provided, however, that if such default is of a nature such that it cannot reasonably be cured within such thirty (30) day period, an Event of Default shall not result therefrom so long as (i) Borrower or Parlin, if applicable, has, promptly upon discovery thereof, given written notice to Lender of such default (provided, that if any Event of Default is cured within any applicable time period specified herein, or waived or temporarily waived by Lender, the failure alone to give notice of such Event of Default as provided in this sentence shall not be deemed an Event of Default);
(ii) Borrower or Parlin, if applicable, as promptly as practicable commences action reasonably designed to cure such default and continues diligently to pursue such action and (iii) Lender in its sole discretion shall have determined and shall continue to conclude that such default does not have a material adverse effect on Borrower's or Parlin's, if applicable, ability to perform its obligations hereunder or under the other Newark Operative Documents or a material adverse effect on Lender's interests in the Project.

     8.10.     Loss of Qualifying Facility Status.

     (a) The Newark Project or, after the Tranche B Funding date, the Parlin Project shall cease to be a Qualifying Facility and all periods for cure of such loss of Qualifying Facility status shall have expired under applicable law; or

     (b) Borrower or, after the Tranche B Funding Date, Parlin, shall lose its exemption from regulation under PUHCA and all periods for cure of such loss of exemption shall have expired under applicable law.

     8.11. Security. Any of the Collateral Documents, once executed and delivered, shall, except as the result of the acts or omissions of Lender, in any material respect fail to provide Lender the liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby or cease to be in full force and effect, or the validity thereof or the applicability thereof to the Loan, the Note, or any other

<PAGE 22>

obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of Borrower or any other party thereto or there shall occur a default or event of default (however defined) under any of the Collateral Documents, such default or event of default shall not have been cured within ten (10) days after its occurrence and Lender shall determine in its sole discretion that such default or event of default would have a material adverse effect on the Project or Borrower's ability to perform its obligations under the Newark Operative Documents, or would materially impair Lender's security position.

     8.12. Breach of Parlin Project Documents. After the Tranche B Funding Date: Parlin or any other party thereto shall breach or default under any material term, condition, provision, representation or warranty contained in any Parlin Project Document or other Agreement to which Parlin is a party and Lender shall have determined that the effect of such breach or default will have a material adverse effect on Lender's interests in Distributions from the Parlin Project or the Collateral and such breach or default shall continue unremedied for 10 days after notification from Lender to Parlin; provided, however, that if the breach or default cannot be remedied within such 10 days despite Parlin's and/or such other party's, as the case may be, best efforts to do so, Lender will not unreasonably withhold its consent to an extension of such time for such additional periods as is reasonably necessary to cure such breach of default if remedial action is promptly instituted within such 10-day period and is thereafter diligently pursued until the breach or default is corrected; and provided further that Parlin shall not be in violation of this Section 8.12 if Parlin shall be contesting in good faith any alleged breach by Parlin of any Parlin Project Document.

     8.13. Breach of Senior Loan Documents. An event of default (however such term is defined) shall occur and be continuing under (i) the Newark Senior Loan Agreement or any of the Newark Senior Loan Documents or, (ii) after the Tranche B Funding
Date, the Parlin Senior Loan Agreement or any of the Parlin Senior
Loan Documents.

     B.   Remedies

     Subject to the provisions of the Consent and Subordination Agreement, (i) upon the occurrence and during the continuation of an Event of Default specified under Section 8.1 (or automatically upon the occurrence of an Event of Default under Section 8.5), and
(ii) upon the occurrence and during the continuation of any other Event of Default specified herein pursuant to, or at a time during, which the Newark Senior Lender has accelerated the obligations of Borrower under the Newark Senior Loan Documents, Lender may
(i) terminate any obligation on its part to make or continue any Loan and (ii) declare and make all sums of outstanding principal and accrued but unpaid interest remaining under this Agreement together with all fees, costs and charges due hereunder or under any other Loan Document, immediately due and payable, without further notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, all such notices and demands being waived; provided, however, that Lender shall look solely to Distributions (and, after the Tranche B Funding Date, amounts available for payment to Lender pursuant to the Lock Box Agreement) for repayment of such accelerated outstanding principal and interest. Lender may also exercise any or all of the following rights and remedies, in any combination or order that it may elect, in addition to such other rights or remedies as Lender may have hereunder, under the Collateral Documents or at law or in equity.

     8.14. No Further Loan. Upon the occurrence and during the continuation of an Event of Default, Lender may refuse, and shall not be obligated, to make the Tranche B Loan.

     8.15. Cure. Upon the occurrence and during the continuation of an Event of Default, Lender may, but shall not be obligated to, loan to or on behalf of Borrower to pay any Project Cost or to cure any Event of Default or Inchoate Default hereunder and to cure any default and render any performance under any Project Document as Lender in its sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or Lender's interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Lender on demand and shall be secured by the Loan Documents,

<PAGE 23>

notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Loan Commitment.

     8.16. Remedies Under Loan Documents. Subject to the provisions of the Consent and Subordination Agreement, upon the occurrence and during the continuation of an Event of Default, Lender may exercise any and all rights and remedies available to it under any of the Loan Documents, pursuant to the Collateral Documents.

                 ARTICLE 9 - SCOPE OF LIABILITY

     9.1. Scope of Liability. Notwithstanding any other provision of the Loan Documents, there shall be no recourse against any Affiliate of Borrower, or any of its respective Affiliates, stockholders, partners, officers, directors, employees, or agents except for, on or after the Tranche B Funding Date, parlin, for any liability to Lender arising in connection with any breach or default under this Agreement except to the extent the same is enforced against and limited to Borrower, Parlin (on and after the Tranche B Funding Date), or the Collateral, and Lender shall look solely to Borrower, Parlin (on and after the Tranche B Funding
Date) and the Collateral in enforcing rights and obligations under and in connection with the Loan Documents, provided that (a) the foregoing provisions of this Article 9 shall not constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement, the Notes, any other Collateral Document or Loan Document, and the same shall continue until fully paid, discharged, observed, or performed; (b) the foregoing provisions of this
Article 9 shall not limit or restrict the right of Lender to name Borrower or any other Person as a defendant in any action or suit for foreclosure or for the exercise of any other remedy under or with respect to this Agreement, the Security Agreement or any other Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any of Borrower's or Parlin's respective Affiliates, stockholders, partners, officers, directors, employers or agents out of any property, assets or funds other than the Collateral; (c) the foregoing provisions of this Article 9 shall not in any way limit or restrict any right or remedy of Lender (or any assignee or beneficiary thereof or successor thereto) with respect to, and all of such Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, gross negligence or willful misrepresentation, or misappropriation of Project Revenues or any other earnings, revenues, rents, issues, profits or proceeds from or of the Collateral that should or would have been paid as provided herein or paid or delivered to Lender (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Loan Document; (d) the foregoing provisions of the Article 9 shall not in any way restrict any right or remedy of Lender or its Affiliates (or any assignee or beneficiary thereof or successor thereto) with respect to, and all of such Persons shall remain fully liable with respect to, the obligations of the Persons described above under the O&M Agreements, to the extent such liability is not expressly limited by the terms of the O&M Agreements; and (e) nothing contained herein shall limit the liability of any Person rendering a legal opinion pursuant to this Agreement relating solely to such liability of such Person as may arise under such opinion. The limitations on recourse set forth in this Article 9 shall survive the termination of this Agreement and the full payment and performance of the Obligations of Borrower hereunder and under the other Newark Operative Documents.

                   ARTICLE 10 - MISCELLANEOUS

     10.1.     Addresses.

     Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

     If to Lender:       Stewart & Stevenson Services, Inc.
	                 16415 Jacinto Port
        	         Houston, TX 77015
                	 Attention:  David Herberger, Esq.

<PAGE 24>

     If to Borrower:     O'Brien (Newark) Cogeneration, Inc.
                    	 St. James Place at 8th Street
                    	 Philadelphia, PA 19106
                    	 Attention:  Joel Cooperman, President

     All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, ETA, Emery, Purolator, DHL, Airborne and other similar overnight delivery services),
(c) in the event overnight delivery services are not readily available, if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested or
(d) if sent by prepaid telegram, or by telecopy confirmed by telephone. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4 p.m., recipient's time, and if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of thirty
(30) days' notice to the other parties in the manner set forth hereinabove.

     10.2. Additional Security; Lender's Right to Set-Off. Any deposits or other sums at any time credited or due from Lender and any Distributions, securities or other property of Borrower in the possession of Lender (other than such property as is in the possession of Lender or its Affiliates solely in its capacity as a party to any of the O&M Agreements) may at all times be treated as collateral security for the payment of the Loan and the Note and all other obligations of Borrower to Lender under this Agreement and the other Loan Documents, and the Borrower hereby pledges to Lender and grants Lender a security interest in and to all such deposits, sums, securities or other property. Regardless of the adequacy of any other Collateral, Lender may execute or realize on the security interest in any such deposits or other sums credited by or due from Lender to Borrower, may apply any such deposits or other sums to or set them off against Borrower's obligations to Lender under the Note and this Agreement at any time after the occurrence and during the continuance of any Event of Default.

     10.3. Delay and Waivers. No delay or omission to exercise any right, power or remedy accruing to Lender upon the occurrence of any Event of Default or Inchoate Default or any breach or default of the Borrower under this Agreement or any other Loan Document shall impair any such right, power or remedy of Lender, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default or other breach or default be deemed a waiver of any other Event of Default, Inchoate Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any Event of Default, Inchoate Default or other breach or default under this Agreement or any other Loan Document, or any waiver on the part of Lender of any provision or condition of this Agreement or any other Loan Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Loan Document or by law or otherwise afforded Lender, shall be cumulative and not alternative.

     10.4. Costs, Expenses and Attorneys' Fees; Commitment Letter Fees, Etc. Borrower will pay to Lender fifty percent (50%) of Lender's reasonable costs and expenses in connection with the preparation, negotiation, and closing of this Agreement and the documents contemplated hereby, including the reasonable fees, expenses and disbursements of Latham & Watkins, and the travel and out-of-pocket costs incurred by Lender. Borrower will reimburse Lender for all costs and expenses, including reasonable attorneys' fees, expended or incurred by Lender in enforcing this Agreement or the other Loan Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due lender on the Note or under the Loan Documents.

<PAGE 25>

     10.5. Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement and the other Loan Documents may only be amended or modified by an instrument in writing signed by Borrower and Lender.

     10.6. Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not expressly provided for therein), shall be governed by, and construed under, the laws of the State of New York.

     10.7. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     10.8. Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

     10.9. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Lender, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

     10.10. Additional Financing. The parties hereto acknowledge that Lender has made no agreement or commitment to provide any financing except as set forth herein.

     10.11. No Partnership, Etc. Lender and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Note or in any of the other Loan Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between lender and Borrower or any other Person. Lender shall not be in any way responsible or liable for the debts, losses, obligations or duties of Borrower or any other Person with respect to the Projects or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Projects and to perform all obligations under any agreements and contracts relating to the Projects shall be the sole responsibility of Borrower.

     10.12. No Setoff by Borrower. Borrower and Lender (and/or certain of Lender's Affiliates) are party to the Newark O&M Contract, and Borrower's Affiliates are party, with Lender (and/or certain of Lender's Affiliates), to the Parlin O&M Contract and Artesia O&M Contract. Notwithstanding any dispute or claims for payment, performance, or otherwise, between Borrower and/or its Affiliates and/or Lender and/or its Affiliates with respect to the O&M Contracts, Borrower shall have no right of setoff with respect to Borrower's obligations under this Agreement and/or such Contracts, and Borrower hereby waives for itself and its Affiliates, to the extent permitted under applicable law, any and all such rights of setoff.

     10.13. Security Agreements. Reference is hereby made to the Security Agreements for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of Borrower and the rights of Lender with respect to such security.

     10.14. Limitation on Liability. No claim shall be made by Borrower, its Affiliates against Lender or any of its Affiliates, directors, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duly imposed by law), in connection

<PAGE 26>

with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Newark Operative Documents and Parlin Operative Documents or any act or omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspect to exist in its favor; provided, however, that nothing in this Section 10.14 shall limit or restrict Borrower's rights, if any, to recover consequential damages under the O&M Agreements against the parties thereto, to the extent Borrower is so permitted pursuant to the express terms of such agreements.

     10.15. Waiver of Jury Trial. LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF LENDER OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT.

     10.16. Consent to Jurisdiction. Lender and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Note, or any other Loan Document shall be brought in the courts of the State of New York in and for the County of New York, or of the United States of America for the Southern District of New York, as Lender may elect. By execution and delivery of the Agreement, Lender and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Lender and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Lender or the Borrower, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Banking Days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of Lender to bring legal action or proceedings in any other competent jurisdiction. Notwithstanding the foregoing, service of process shall not be deemed mailed to Lender until a copy of all matters to be served have been mailed to Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111,
Attn: Tim Flato or such other Person as Lender may hereafter designate by notice given pursuant to Section 10.1. Lender and the Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of the Borrower based upon the assertion that the rate of interest charged by Lender on or under this Agreement, the Loan and/or the other Loan Documents is usurious. Lender and the Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with any or all of the Project, this Agreement or any other Loan Document brought before the foregoing courts on the basis of forum non-conveniens.

     10.17. Usury. Nothing contained in this Agreement or the Note shall be deemed to require the payment of interest or other charges by the Borrower or any other Person in excess of the amount which Lender may lawfully charge under any applicable usury laws. In the event that Lender shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Notes, be returned to Borrower or credited against the principal balance of the Notes then outstanding.

     10.18. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of Lender which may be given or withheld in Lender's sole discretion. Any assignment or participation by Lender hereunder shall be subject to the Consent and Subordination Agreement.

<PAGE 27>

     10.19. Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

     IN WITNESS WHEREOF, the parties have caused this Subordinated Loan Agreement to be duly executed by their officers or partners thereunto duly authorized as of the day and year first above written.

                                   O'BRIEN NEWARK COGENERATION, INC., a
                                   Delaware corporation


                                   By:/s/
				   -------------------------------------
                                   Name:
                                   Title:


                                   STEWART & STEVENSON SERVICES, INC., a
                                     Texas corporation


                                   By:/s/
				   --------------------------------------
                                   Name:
                                   Title:



                                   By:/s/
				   --------------------------------------
                                   Name:
                                   Title:

                        TABLE OF CONTENTS

                                                             Page

ARTICLE 1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . .1
     1.1. Definitions. . . . . . . . . . . . . . . . . . . . . .1
     1.2. Rules of Interpretation. . . . . . . . . . . . . . . .1

ARTICLE 2  THE LOAN FACILITY . . . . . . . . . . . . . . . . . .1
     2.1. Loan Facility. . . . . . . . . . . . . . . . . . . . .1
     2.2. Other Payment Terms. . . . . . . . . . . . . . . . . .3
     2.3. Security.. . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE 3  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . .5
     3.1. Conditions Precedent to the Closing Date . . . . . . .5
     3.2. Conditions Precedent to Tranche B Loan.. . . . . . . .7
     3.3. Conditions Precedent to Each Loan. . . . . . . . . . .9

ARTICLE 4  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . 10
     4.1. Organization . . . . . . . . . . . . . . . . . . . . 10
     4.2. Authorization: No Conflict . . . . . . . . . . . . . 10
     4.3. Enforceability . . . . . . . . . . . . . . . . . . . 10
     4.4. ERISA. . . . . . . . . . . . . . . . . . . . . . . . 10
     4.5. Taxes. . . . . . . . . . . . . . . . . . . . . . . . 11
     4.6. Business, Debt, Contracts. Etc . . . . . . . . . . . 11
     4.7. Investment Company, Holding Company and Power
          Acts . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.8. Governmental Regulation. . . . . . . . . . . . . . . 11
     4.9. Financial Statement. . . . . . . . . . . . . . . . . 11
     4.10.     Regulation Etc. . . . . . . . . . . . . . . . . 11
     4.11.     Partnerships and Joint Ventures . . . . . . . . 11
     4.12.     Newark Project Document . . . . . . . . . . . . 11
     4.13.     Existing Default. . . . . . . . . . . . . . . . 12
     4.14.     Senior Loan Default . . . . . . . . . . . . . . 12
     4.15.     Possession of Franchises, Licenses, Etc.. . . . 12
     4.16.     Offices, Location of Collateral . . . . . . . . 12
     4.17.     Adverse Change. . . . . . . . . . . . . . . . . 12
     4.18.     Hazardous Substance . . . . . . . . . . . . . . 13
     4.19.     Litigation. . . . . . . . . . . . . . . . . . . 13
     4.20.     Permits . . . . . . . . . . . . . . . . . . . . 13
     4.21.     Title and Liens . . . . . . . . . . . . . . . . 14
     4.22.     Utilities . . . . . . . . . . . . . . . . . . . 14
     4.23.     Qualifying Facility . . . . . . . . . . . . . . 14
     4.24.     Labor Disputes and Acts of God. . . . . . . . . 14
     4.25.     Disclosure. . . . . . . . . . . . . . . . . . . 14
     4.26.     Collateral. . . . . . . . . . . . . . . . . . . 14
     4.27.     Trademarks. . . . . . . . . . . . . . . . . . . 14

ARTICLE 5  COVENANTS OF THE BORROWER . . . . . . . . . . . . . 15
     5.1. Application of Revenues: Use of Proceeds . . . . . . 15
     5.2. Payment. . . . . . . . . . . . . . . . . . . . . . . 15
     5.3. Notices. . . . . . . . . . . . . . . . . . . . . . . 16

     5.4. Financial Statements, Report, Etc. . . . . . . . . . 17
     5.5. Cooperation. . . . . . . . . . . . . . . . . . . . . 17
     5.6. Existence, Conduct of Business, Properties, Etc. . . 17
     5.7. Obligations. . . . . . . . . . . . . . . . . . . . . 17
     5.8. Damage and Cancellation Payments . . . . . . . . . . 17
     5.9. Books, Records, Access Thereto . . . . . . . . . . . 17
     5.10. Qualifying Facility . . . . . . . . . . . . . . . . 18
     5.11. Preservation of Rights, Further Assurances,
           Etc . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.12. Taxes. Other Government Charges and Utility
           Charges . . . . . . . . . . . . . . . . . . . . . . 18
     5.13. Compliance with laws, Instrument, Etc.  . . . . . . 18
     5.14. Compliance with Terms of Newark Operative
           Documents, Etc. . . . . . . . . . . . . . . . . . . 19
     5.15. Maintenance of Insurance. . . . . . . . . . . . . . 19
     5.16. Warranty of Title . . . . . . . . . . . . . . . . . 19
     5.17. Event of Eminent Domain . . . . . . . . . . . . . . 19
     5.18. Indemnification . . . . . . . . . . . . . . . . . . 19
     5.19. ERISA . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 6  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . 21
     6.1. Continent Liabilities. . . . . . . . . . . . . . . . 21
     6.2. Limitations on Liens . . . . . . . . . . . . . . . . 21
     6.3. Indebtedness . . . . . . . . . . . . . . . . . . . . 21
     6.4. Sale or Lease of Assets. . . . . . . . . . . . . . . 21
     6.5. Changes. . . . . . . . . . . . . . . . . . . . . . . 22
     6.6. Distributions. . . . . . . . . . . . . . . . . . . . 22
     6.7. Investments. . . . . . . . . . . . . . . . . . . . . 22
     6.8. Transactions with Affiliates . . . . . . . . . . . . 22
     6.9. Regulations. . . . . . . . . . . . . . . . . . . . . 22
     6.10. Partnerships. . . . . . . . . . . . . . . . . . . . 22
     6.11. Dissolution . . . . . . . . . . . . . . . . . . . . 22
     6.12. Amendments. . . . . . . . . . . . . . . . . . . . . 22
     6.13. Compliance with Newark Operative Documents. . . . . 22
     6.14. Name and Location; Fiscal Year. . . . . . . . . . . 22
     6.15. Use of Newark Project . . . . . . . . . . . . . . . 22
     6.16. Assignment. . . . . . . . . . . . . . . . . . . . . 22
     6.17. Transfer of Interests . . . . . . . . . . . . . . . 22
     6.18. Abandonment of Newark Project . . . . . . . . . . . 23
     6.19. Hazardous Substance . . . . . . . . . . . . . . . . 23
     6.20. ERISA . . . . . . . . . . . . . . . . . . . . . . . 23
     6.21. Modification of Newark Senior Loan Agreement. . . . 23

ARTICLE 7  APPLICATION OF FUNDS. . . . . . . . . . . . . . . . 23
     7.1. Application of Project Revenues. . . . . . . . . . . 23
     7.2. Application of Insurance Proceeds. . . . . . . . . . 23
     7.3. Application of Eminent Domain Proceeds . . . . . . . 24

ARTICLE 8  EVENTS OF DEFAULT: REMEDIES . . . . . . . . . . . . 24

A.   Events of Default . . . . . . . . . . . . . . . . . . . . 24
     8.1. Failure to Make Payment. . . . . . . . . . . . . . . 24
     8.2. Warranties Untrue. . . . . . . . . . . . . . . . . . 24
     8.3. Judgments. . . . . . . . . . . . . . . . . . . . . . 24
     8.4. Misstatements; Omissions . . . . . . . . . . . . . . 24
     8.5. Bankruptcy; Insolvency . . . . . . . . . . . . . . . 24
     8.6. Cross Default. . . . . . . . . . . . . . . . . . . . 25
     8.7. ERISA. . . . . . . . . . . . . . . . . . . . . . . . 25
     8.8. Breach of Newark Project Documents . . . . . . . . . 25
     8.9. Breach of Terms of Agreement . . . . . . . . . . . . 25
     8.10. Loss of Qualifying Facility Status. . . . . . . . . 26
     8.11. Security. . . . . . . . . . . . . . . . . . . . . . 26
     8.12. Breach of Parlin Project Documents. . . . . . . . . 26
     8.13. Breach of Senior Loan Documents . . . . . . . . . . 27
B.   Remedies. . . . . . . . . . . . . . . . . . . . . . . . . 27
     8.14. No Further Loan . . . . . . . . . . . . . . . . . . 27
     8.15. Cure. . . . . . . . . . . . . . . . . . . . . . . . 27
     8.16. Remedies Under Loan Documents . . . . . . . . . . . 27

ARTICLE 9 - SCOPE OF LIABILITY . . . . . . . . . . . . . . . . 27
     9.1. Scope of Liability . . . . . . . . . . . . . . . . . 27

ARTICLE 10 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . 28
     10.1. Addresses . . . . . . . . . . . . . . . . . . . . . 28
     10.2. Additional Security; Lender's Right to Set-
           Off . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.3. Delay and Waivers . . . . . . . . . . . . . . . . . 29
     10.4. Costs, Expenses and Attorneys' Fees;
           Commitment Letter Fees, Etc.  . . . . . . . . . . . 29
     10.5. Entire Agreement. . . . . . . . . . . . . . . . . . 29
     10.6. Governing Law . . . . . . . . . . . . . . . . . . . 29
     10.7. Severability. . . . . . . . . . . . . . . . . . . . 29
     10.8. Headings. . . . . . . . . . . . . . . . . . . . . . 29
     10.9. Accounting Terms. . . . . . . . . . . . . . . . . . 30
     10.10. Additional Financing . . . . . . . . . . . . . . . 30
     10.11. No Partnership, Etc. . . . . . . . . . . . . . . . 30
     10.12. No Setoff by Borrower  . . . . . . . . . . . . . . 30
     10.13. Security Agreements  . . . . . . . . . . . . . . . 30
     10.14. Limitation on Liability  . . . . . . . . . . . . . 30
     10.15. Waiver of Jury Trial . . . . . . . . . . . . . . . 30
     10.16. Consent to Jurisdiction  . . . . . . . . . . . . . 30
     10.17. Usury  . . . . . . . . . . . . . . . . . . . . . . 31
     10.18. Successors and Assigns . . . . . . . . . . . . . . 31
     10.19. Counterparts . . . . . . . . . . . . . . . . . . . 31

                            EXHIBITS

A    DEFINITIONS

B    FORM OF NOTE

C-1  AMORTIZATION SCHEDULE

C-2  ALTERNATE AMORTIZATION SCHEDULE

D    SECURITY AGREEMENT

E-1  DISTRIBUTION AGREEMENT

E-2  LOCK BOX AGREEMENT

F-1  OPINION OF COUNSEL TO BORROWER

F-2  OPINION OF COUNSEL TO PARLIN

G-1  BORROWER CLOSING CERTIFICATE

G-2  PARLIN CLOSING CERTIFICATE

H    HAZARDOUS SUBSTANCES

I    PENDING LITIGATION

J    PERMITS